EXHIBIT 99.1

Industrial Distribution Group, Inc. Reports Second Quarter 2007 Results

ATLANTA, Aug. 2, 2007 (PRIME NEWSWIRE) -- Industrial Distribution Group, Inc. (Nasdaq:IDGR) today reported financial results for the second quarter ended June 30, 2007.

Second quarter 2007 revenues were $132.6 million, compared to $137.0 million for the comparable period of 2006. The company's net earnings for the second quarter of 2007 were $0.1 million, or $0.01 per diluted share, compared to net earnings of $1.5 million or $0.16 per diluted share for the comparable period of 2006.

For the six-months ended June 30, 2007, revenues were $267.7 million compared to $277.3 million for the first six-months of 2006. The company's 2007 year-to-date net earnings were $1.5 million, or $0.16 per diluted share, compared to net earnings of $3.1 million or $0.31 per diluted share for the six-months ended June 30, 2006.

For the second quarter of 2007, revenues from Flexible Procurement Solutions(tm) (FPS), IDG's services-based supply offerings that include storeroom management, were $81.8 million, an increase of $1.4 million or 1.7% compared to the second quarter of 2006. Revenue from FPS comprised 61.7% of IDG's total sales for the second quarter of 2007 compared to 58.7% for the comparable period of 2006.

Year-to-date 2007, FPS revenues increased $1.9 million or 1.2% compared to the comparable period of the prior year. At June 30, 2007, the company had 325 total FPS sites, including 101 storeroom management arrangements. Higher customer production levels and a greater share of customers' procurement drove the overall increase for the 2007 six-month period compared to the 2006 period.

During the second quarter, General MROP sales decreased $5.8 million or 10.3% to $50.8 million from $56.6 million for the prior year quarter. Year-to-date, General MROP sales were $104.8 million, representing a decrease of $11.5 million or 9.9% from the $116.3 million of General MROP sales for the comparable period of 2006. The decreases in revenue for both the three and six-month periods are attributable to declines in the automotive, heavy truck, and manufactured housing sectors as well as the residual effects from lost market share resulting from service issues following the system conversion in 2006.

"IDG's performance for the second quarter was clearly a disappointment. The combination of strains on our customers in the automotive, heavy truck and manufactured housing sectors and the related suppliers to these sectors, as well as internal process issues, presented us with obstacles that we were unable to overcome," said Charles A. Lingenfelter, IDG's president and chief executive officer. "While we have made many significant, operational strides towards achieving our vision, it became apparent to me that IDG needs a broader, more strategic approach to our business and opportunities. To this end I took two actions. The first was a cost reduction program aimed at generating approximately $6.0 million of annual cost savings, including $1.0 to $1.8 million for the remainder of 2007. The second was to engage my fellow Board members in a discussion about a formal and full assessment of IDG's strategic alternatives and opportunities to achieve acceptable financial results and unlock the value we believe is inherent in the company. Both of these actions were previously announced on July 30, 2007," noted Lingenfelter.

"Given the decline in sales, our 'One Company' objectives and our goal of developing an organization that encourages continuous process improvements and standardization of procedures becomes a more critically important imperative to complete," said Lingenfelter. "With our long history and capability to deliver exceptional customer service, and by applying a focused, consistent effort to address all sales and customer service issues, I believe we will overcome these challenges and get IDG back on track to accomplishing our operational objectives," Lingenfelter continued.

Gross margins for the second quarter of 2007 were 22.1% compared to 21.4% for the comparable period of 2006. Reduced inventory reserve expense and lower freight costs favorably impacted margins for the 2007 quarter. Year-to-date gross margins were 22.6%, which were higher than the 21.4% reported for the comparable prior year period. The increase for the six-month period was due to higher margin on both the FPS and General MROP sales, as well as a $0.5 million reduction of cost of sales in the first quarter of 2007 resulting from a correction for the write-off of duplicate trade payables related to inventory purchases made in prior years.

Selling, general and administrative (SG&A) expenses for the second quarter were $28.8 million, a $2.5 million increase from the $26.4 million reported for the prior year quarter. As a percentage of sales, SG&A increased to 21.7% for the second quarter compared to 19.3% for the prior year second quarter. The primary factors were increases in salaries and benefits of $1.3 million, attributable in large part to increased personnel costs associated with storeroom management services and to temporary labor deployed to support elements of the system conversion. In addition, the company incurred $0.4 million of incremental SG&A expenses related to the associated services, lease cost and depreciation expense for the newly implemented IT system.

For the six-months ended June 30, 2007, SG&A expenses increased $3.4 million to $57.0 million from the $53.6 million reported for the first six months of 2006. SG&A was 21.3% of sales for the six-months ended June 30, 2007 compared to 19.3% for the prior year period. The primary factors for the increases in the six-month comparisons are similar to those described for the second quarter, and included increases in salaries and benefits of $2.1 million, primarily due to an increase of $1.3 million in personnel costs for storeroom management sites. An increase in temporary labor required to help resolve system conversion issues increased SG&A by $0.4 million and the company incurred $0.6 million of other SG&A expenses related to the associated services, lease cost and depreciation expense for the IT system installation.

Expenses for promotional programs and training for the current year were higher by $0.3 million, partially offset by declines in outbound freight expense of $0.3 million due to lower sales volume, among other items. Also impacting year-to-date comparisons were $0.3 million of non-recurring benefits recognized in the prior year related to the gain on the sale of property and a franchise tax refund.

The Company generated $3.9 million of positive operating cash flow for the six months ended June 30, 2007 as compared to $0.6 million in the prior year. During the quarter the Company paid $4.2 million on its revolving credit facility. Since the first quarter of 2007 the average outstanding debt balance decreased by $3.3 million or 12.4%. Interest expense increased $0.1 million for the second quarter 2007 compared to the prior year quarter as a result of the higher average debt balances and higher interest rates.

"We made significant operational progress this year which we expect to bear favorable results in the quarters to come; however, that progress came with both financial as well as opportunity costs," noted Lingenfelter. "As we near the completion of our process improvements, we must focus on competing effectively for our customers with all the strengths we bring to the market. We must have consistently strong customer service and methods to grow sales across our company in both our products and services. Additionally, we must focus on completing successfully, without further adverse customer impacts, the organizational and process changes that I believe will position us for future success. The metrics to measure our success are unchanged. These metrics include higher sales growth across all areas of our business, improved margins, and establishing a more effective cost structure. I believe IDG's leadership team, our talented associates and supplier partners can accomplish improved performance over the second half of 2007," concluded Lingenfelter.

Conference Call Information

IDG's management will host a conference call on Thursday, August 2, 2007, at 9:00 A.M. Eastern Time, to discuss the company's second quarter results. To access this call, please dial (800) 497-8785. The conference ID number is 11213372. A replay of the call may be accessed by dialing (800) 498-2113 and providing the conference ID number 11213372. The replay will be available from 12:00 p.m. Eastern Time on August 2, 2007, to 11:59 p.m. Eastern Time on August 9, 2007. The conference call will also be webcast live and archived on the company's website at www.idglink.com.

About IDG

Industrial Distribution Group, Inc. (Nasdaq:IDGR) is a nationwide distributor of products and services that creates competitive advantages for its customers. IDG distributes a full line of maintenance, repair, operating and production (MROP) products. Recognized for its broad product offering, the company has earned a strong reputation as a specialty distributor with considerable technical and product application expertise. This expertise is found in the company's more specialized lines that include cutting tools, hand and power tools, abrasives, material handling equipment, coolants, lubricants, and safety products. The company provides virtually any MROP product that its customers may require.

Through its business process outsourcing services, the company offers an array of value-added MROP services such as Flexible Procurement Solutions(tm) (FPS). These solutions emphasize and utilize IDG's specialized supply chain knowledge in product procurement, management and applications and in-process improvements to deliver documented cost savings for customers. IDG's associates work full time in more than 100 customers' manufacturing facilities to ensure process improvements, documented cost savings and continuous improvement.

IDG serves approximately 13,000 active customers, representing a diverse group of large and mid-sized national and international corporations including BorgWarner Inc., Boeing Company, ArvinMeritor Inc., PPG Industries, Kennametal, Inc., Duracell, Ford Motor Company, Honeywell International Inc., Danaher Corporation, and Pentair Inc., as well as many local and regional businesses. The company sells in 49 of the 50 states and has a presence in 43 of the top 75 manufacturing markets in the United States and China.

Flexible Procurement Solutions(tm)

IDG's Flexible Procurement Solutions(tm) (FPS) offer customers an answer for the entire supply chain management process for MROP materials. IDG recognizes that managing MROP materials is a costly, time-consuming function for the industrial marketplace. FPS services merge state-of-the-art technology with the expertise of IDG personnel to deliver supply chain management services. In a fully integrated supply relationship, IDG associates work directly on-site at a customer's location to provide documented cost savings from product application innovations, continuous process improvements, more effective management of inventory, and many other areas, all focused on reducing customer costs.

Safe Harbor

Certain matters set forth in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements relating to expected operating results and future performance, as well as future events and developments, are forward-looking statements and are not historical in nature. Generally, the words "looking forward," "believe," "expect," "intend," "estimate," "anticipate," "likely," "project," "may," "will" and similar expressions identify forward-looking statements. Industrial Distribution Group, Inc. (the "Company") warns that any forward-looking statements in this release involve numerous risks and uncertainties. These risks and uncertainties include, but are not limited to, the Company's ability to compete successfully in the highly competitive and diverse maintenance, repair, operating, and production ("MROP") market, the Company's ability to renew profitable contracts, the availability of key personnel for employment by the Company, the Company's reliance upon the expertise of its senior management, the Company's reliance upon its information systems, the interruption of business due to the Company's system consolidation efforts, the uncertainty of customers' demand for products and services offered by the Company, relationships with and dependence upon third-party suppliers and manufacturers, discontinuance of the Company's distribution rights, failure to successfully implement efficiency improvements, and other risks discussed in the Company's Forms 10-K, 10-Q, or 8-K filed with or furnished to the Securities and Exchange Commission. As a result, the Company cautions against placing undue reliance upon any forward-looking statements in this release. Moreover, pursuant to the Private Securities Litigation Reform Act of 1995, such statements speak only as of the date they were made, and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. In addition, the Company has announced that its Board of Directors has established a special committee to conduct a comprehensive review of the Company's business and strategic alternatives for the enhancement of value, following which the Board will consider recommendations from the special committee. The conduct of such a process does not ensure the availability of any strategic alternatives to enhance value, that any specific recommendation will be approved by the Board, or, that, if a recommendation of the special committee is approved by the Board and pursued by the Company, the specific course undertaken will be successful to enhance value or that any value enhancement that can be realized by investors at any particular point in time. Moreover, the conduct of such a process itself could affect the Company and its near-term operations in any number of ways that cannot be predicted or assessed in advance.

                 INDUSTRIAL DISTRIBUTION GROUP, INC.
                   Consolidated Statements of Income
                   (in thousands, except share data)
                              (unaudited)

                           Three Months Ended       Six Months Ended
                                June 30,                June 30,
                            2007        2006        2007        2006
                         ---------   ---------   ---------   ---------
 Net Sales                $132,578    $137,005    $267,683    $277,281
 Cost of Sales             103,241     107,721     207,237     217,865
                         ---------   ---------   ---------   ---------
     Gross Profit           29,337      29,284      60,446      59,416
 Selling, General &
  Administrative
  Expenses                  28,825      26,374      57,015      53,611
                         ---------   ---------   ---------   ---------
    Income from
     Operations                512       2,910       3,431       5,805
 Interest Expense,
   net                         445         302         945         613
 Other Income, net              19           3          20          21
                         ---------   ---------   ---------   ---------
 Income Before
  Income Taxes                  86       2,611       2,506       5,213
 Provision for
  Income Taxes                  34       1,091         985       2,152
                         ---------   ---------   ---------   ---------
 Net Earnings                  $52      $1,520      $1,521      $3,061
                         =========   =========   =========   =========

 Basic earnings per
  common share             $  0.01      $ 0.16      $ 0.16      $ 0.32
                         =========   =========   =========   =========

 Diluted earnings
  per common share         $  0.01      $ 0.16      $ 0.16      $ 0.31
                         =========   =========   =========   =========

 Basic weighted
  average shares
  outstanding            9,366,675   9,441,741   9,360,557   9,439,711
                         =========   =========   =========   =========

 Diluted weighted
  average shares
  outstanding            9,675,224   9,721,465   9,664,651   9,723,232
                         =========   =========   =========   =========

                 INDUSTRIAL DISTRIBUTION GROUP, INC.
                 Consolidated Condensed Balance Sheets
                            (in thousands)

  ASSETS                                  June 30,      December 31,
                                            2007           2006
                                        (unaudited)

  Total Current Assets                   $146,799         $152,528
  Property and Equipment,
    net                                     3,888            4,928
  Intangible and Other
   Assets, net                              2,523            2,556
                                         --------         --------
  TOTAL ASSETS                           $153,210         $160,012
                                         ========         ========

  LIABILITIES AND SHAREHOLDERS'
   EQUITY

  Total Current Liabilities               $54,702          $58,885
  Long-Term Debt                           20,228           24,393
  Other Long-Term Liabilities                 319              410
                                         --------         --------
  Total Liabilities                        75,249           83,688

  Total Stockholders' Equity               77,961           76,324
                                         --------         --------

  TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY                  $153,210         $160,012
                                         ========         ========

CONTACT: Industrial Distribution Group, Inc.
         Jack P. Healey, Executive Vice President and
          Chief Financial Officer
         (404) 949-2010
         www.idglink.com